Exhibit 99.4

CONSENT OF ALAN NUSSENBLATT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the Registration Statement on Form S-11 of LoanCore Realty Trust, Inc., and any amendments or supplements thereto, including the prospectus contained therein, as an individual who has agreed to serve as a director of LoanCore Realty Trust, Inc. upon completion of the initial public offering of LoanCore Realty Trust, Inc.’s common stock, to all references to the undersigned in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

Dated: June 6, 2015

/s/ Alan Nussenblatt
Alan Nussenblatt